UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Consent Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Consent Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GATEWAY ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

GEC HOLDING, LLC FREDERICK M. PEVOW, JR. PERIN GREG DEGEURIN DAVID F. HUFF JOHN O. NIEMANN, JR. PAUL G. VANDERLINDEN, III
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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GATEWAY ENERGY CORPORATION

SECOND SUPPLEMENT TO CONSENT STATEMENT

OF

GEC HOLDING, LLC AND FREDERICK M. PEVOW, JR.

This second supplement to the consent statement supplements the consent statement of GEC Holding, LLC (“GEC Holding”) and Frederick M. Pevow, Jr. (“Mr. Pevow” and, collectively with GEC Holding, “we” or “us”), dated April 2, 2010, as supplemented April 28, 2010 (the “Consent Statement”), in connection with our solicitation of consents from the holders of common stock, par value $0.25 per share, of Gateway Energy Corporation, a Delaware corporation (the “Company”), to take the actions described in the Consent Statement.  This supplement supplements the “SOLICITATION OF CONSENTS” section of the Consent Statement with the supplemental information set forth below.  This supplement should be read in conjunction with the Consent Statement and its annexes and other relevant documents, if any, filed by us with the Securities and Exchange Commission.

The consents to which this supplement relates are being solicited by GEC Holding and Mr. Pevow and not on behalf of the Company.

If you have any questions about executing or delivering your WHITE consent card or require assistance, please contact InvestorCom, Inc., the firm assisting us in the solicitation of consents, at (877) 972-0090 (toll free).  Banks and brokers may call (203) 972-9300.

SUPPLEMENTAL INFORMATION

On April 30, 2010, we revised our agreement with Donald L. Anderson (“Mr. Anderson”) for solicitation services in connection with our solicitation of consents.  Under the revised agreement, Mr. Anderson is to receive a fee of up to $1,200 for his solicitation services.  Mr. Anderson will provide solicitation services in his sole capacity and will not employ additional individuals in connection with the solicitation of consents.